To Our Shareholders:

Please read this letter in conjunction with the attached report of Form 10-KSB and Proxy Statement.

We continued to make significant progress in fiscal 1999 with improved profitability as a result of implementation of our key initiatives for the year;
1) to increase our average check per customer, 2) to increase awareness through higher levels of advertising and 3) to gain market penetration through additional restaurants. We have made great strides over the last two years in improving our restaurant operating margins and increasing our advertising presence and overall awareness. Our primary goals now are to more clearly define Good Times' position as the unique alternative to the larger competitors and continue to build out the Colorado market. We have several initiatives in place for fiscal 2000 that I anticipate will strengthen our concept and market position as we continue to grow.

Fiscal 1999 revenues increased to $13,608,000 and systemwide sales increased to $23,690,000. Comparable store sales for company-operated restaurants increased 10.7% from the prior year as a result of continued growth in the average expenditure per customer, price increases and the significant increases from the television advertising and introduction of onion rings in the first quarter. Income from restaurant operations increased 34% to $2,700,000 from fiscal 1998 and our cash flow from restaurant operations exclusive of franchise revenue as a percentage of net restaurant sales increased to 23.1% from 19.4% in the prior year. Net income for the year improved to $58,000 from a net loss of ($226,000) in fiscal 1998. This year's net income was reduced by an expense of $179,000 related to the condemnation of a development on which we operated a restaurant and the forced relocation of that store to a new site.

Our continued operating margin improvement in 1999 was the result of the increase in average sales per restaurant, an overall menu price increase of approximately 6% and additional labor efficiencies gained through equipment and training. We anticipate very small increases in our average check this next year with our core strategies focussed on building customer traffic. During the year, we were able to rate Good Times on several different attributes that are important to the quick service hamburger customer through both proprietary and third party independent consumer research. The results of that research confirmed that the overall impression of Good Times' performance on taste, speed, quality, service and value is very favorable compared to the larger competitors. However, because our advertising levels are a fraction of the competitors, our challenge is to not only be "better" on these attributes but to continue to more highly differentiate Good Times so we can compete based on a unique perception for the consumer. This will involve evolution in both our product taste profile and menu offerings and our brand personality developed through our advertising as we grow in Colorado.

Real estate acquisition for new sites at an acceptable price is an ongoing challenge. With the existing financing agreements we have in place, our growth will be determined by our ability to acquire affordable sites and our ability to sustain our average unit sales. We opened one new franchised restaurant in fiscal 1999 and began development of three company owned restaurants, two of which opened in October and November 1999. One of these was a converted Boston Market with a single drive through lane and seating. To date, our experience with building stores with indoor seating has been mixed without compelling sales results but we anticipate there will be select opportunities for conversions as we build out the market. We anticipate opening a total of five to seven new restaurants in fiscal 2000, most of which will be in our traditional double drive through format.

We expect to continue our growth in profitability and increase the Company's value for our shareholders in fiscal 2000. Having made our planned improvement in our operating margins and average check per customer, our key strategies for this year center around the further development and differentiation of the Good Times concept itself for unique consumer appeal and building additional restaurants. Again, our goal is to not only out perform the competition on taste, speed and service but to be truly the "uniquely positive alternative" for the quick service hamburger customer. I look forward to reporting our results as the year progresses. Thank you for your continued support and interest in Good Times.

Except for historical information herein, statements in this letter, including information regarding the business of the Company, may be forward-looking statements. These statements involve known and unknown risks, which may cause the Company's actual results to differ materially from forecasted results.

Sincerely,

/s/Boyd E. Hoback
President and Chief Executive Officer



                          Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                      [X]
Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                           Good Times Restaurants Inc.
                  (Name of Registrant as Specified In Its Charter)

                                     N/A
      (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
        and 0-11.
        1)  Title of each class of securities to which transaction  applies:
        2)  Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        4)  Proposed maximum aggregate value of transaction:
        5)  Total fee paid:
[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        1)  Amount Previously Paid:
        2)  Form, Schedule or Registration Statement No.:
        3)  Filing Party:
        4)  Date Filed:



                         GOOD TIMES RESTAURANTS INC.
                            601 Corporate Circle
                            Golden, Colorado 80401

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held January 20, 2000

To the shareholders of Good Times Restaurants Inc.:

     An annual meeting of the shareholders of Good Times Restaurants Inc. will be held at the corporate office located at 601 Corporate Circle, Golden, Colorado 80401 on January 20, 2000 at 2:00 p.m. local time, to vote upon the following matters:

          to elect seven directors to serve during the ensuing year or until their successors are elected and qualified, and to transact such other business as may properly come before the meeting.

     Details relating to the annual meeting are set forth in the attached proxy statement. All shareholders of record at the close of business on December 13, 1999 will be entitled to notice of, and to vote at, this meeting or at any reconvened meeting after any adjournment or postponement thereof.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A BUSINESS REPLY ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. THE DELIVERY OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                                 Sincerely,
                                                 /S/Susan Knutson
                                                 Susan Knutson, Secretary

December 17, 1999



                         GOOD TIMES RESTAURANTS INC.
                            601 Corporate Circle
                           Golden, Colorado 80401
                               (303) 384-1400
                            ====================

                               PROXY STATEMENT
                            ====================

                        ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD JANUARY 20, 1999
                        ==============================

     This statement is furnished in connection with the solicitation of proxies by the board of directors of Good Times Restaurants Inc., a Nevada corporation, to be voted at the annual meeting of shareholders to be held at 2:00 p.m. local time on January 20, 2000 at the 601 Corporate Circle, Golden, Colorado 80401, or
at any reconvened meeting after any adjournment or postponement thereof.   Good
Times Restaurants anticipates that this proxy statement and accompanying form of proxy will be first mailed or given to all shareholders on or about December 20, 1999. The shares represented by all proxies that are properly executed and submitted will be voted at the meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast "For" the proposals presented. Provided that a majority of all outstanding shares of Good Times Restaurants common stock are represented in person or by proxy at the annual meeting (a quorum), the affirmative vote of a majority of the shares represented at the meeting in person or by proxy will be required to approve any or all of the proposals.

     Any shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to, by substituting a new proxy executed at a later date, or by requesting, in person, at the annual meeting that the proxy be returned.

    All of the expenses involved in preparing, assembling and mailing this proxy statement and the materials enclosed herewith and all costs of soliciting proxies will be paid by Good Times Restaurants Inc. In addition to the solicitation by mail, proxies may be solicited by Good Times Restaurants officers and regular employees by telephone or personal interview. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held on the record date, and may reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

     A copy of Good Times Restaurants' Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999 is included with this proxy statement.



                             VOTING SECURITIES

     The board of directors has fixed the close of business on December 13, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. At such date, there were 2,221,507 shares of the Good Times Restaurants common stock outstanding and entitled to vote. Each share of common stock entitles the holder thereof to one vote per share on each matter which may come before the meeting.

     A majority of all votes entitled to be cast, represented in person or by proxy, is necessary to constitute a quorum at the annual meeting. If a quorum is present, the election of directors will be determined by plurality of the votes cast.

     Abstentions and broker "non-votes" will be treated as shares which are present for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker is not permitted to vote on a matter without instruction from the beneficial owner of the shares and no instruction is given. Abstentions and broker non-votes will result in the director nominees receiving fewer votes.



               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                               AND MANAGEMENT

     The following table presents as of December 13, 1999 the stock ownership of each person known by Good Times Restaurants to be the beneficial owner of five percent or more of Good Times Restaurants common stock, all directors and officers individually and all directors and officers of as a group. Good Times Restaurants is not aware of any contractual arrangements or pledges of Good Times Restaurants securities which may at a subsequent date result in a change of control of Good Times Restaurants.



                                 Number of
Name, Address and                Shares                         Percent of
Position Held                    Beneficially Owned             Class**
_________________                __________________             __________

The Bailey Company, LLLP         846,512(1)                       37.68%
601 Corporate Circle
Golden, CO  80401

The Erie County Investment Co.   888,292 (1)                      39.99%
601 Corporate Circle
Golden, CO  80401

Paul T. Bailey                   926,992 (2)                      41.73%
601 Corporate Circle
Golden, CO 80401

David E. Bailey                   18,500 (4)                        *
601 Corporate Circle
Golden, CO  80401
Director

Geoffrey R. Bailey                37,850 (4)                       1.70%
601 Corporate Circle
Golden, CO  80401
Chairman, Director

Dan W. James, II                70,883 (3),(5)                     3.18%
601 Corporate Circle
Golden, CO 80401
Director

Boyd E. Hoback                  52,881 (6)                         2.33%
601 Corporate Circle
Golden, CO 80401
Officer and Director

Richard J. Stark                12,100 (5)                           *
6075 South Quebec, Suite 103
Englewood, CO  80111
Director

Thomas P. McCarty                7,500 (5)                           *
8779 Johnson Street
Arvada, CO  80005
Director

Alan A. Teran                   16,900 (5)                           *
2126 Knollwood Drive
Boulder, CO  80302
Director

Robert D. Turrill               16,664 (7)                           *
601 Corporate Circle
Golden, CO 80401
Officer

Scott G. LeFever                14,605 (7)                           *
601 Corporate Circle
Golden, CO 80401
Officer

All officers and directors
as a group (9 persons)         247,883 (8)                       10.63% (8)

_______________________
*     Less than one percent

**    Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, includes as beneficial owners of securities, among others, any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power and/or investment power with respect to such securities; and, any person who has the right to acquire beneficial ownership of such security within sixty days through means, including, but not limited to, the exercise of any option, warrant, right or conversion of a security. Any securities not outstanding that are subject to such options, warrants, rights or conversion privileges shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person, but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

(1) Includes 426,667 shares of common stock which were issued to The Bailey Company, LLLP as of August 31, 1998 upon conversion of 1,000,000 shares of Good Times Restaurants's Series A Convertible Preferred Stock owned by The Bailey Company. The Bailey Company is 99% owned by The Erie County Investment Co. which should be deemed the beneficial owner of Good Times Restaurants common stock held by The Bailey Company. The Erie County Investment Company also owns 41,780 shares of Good Times Restaurants common stock in its own name. David Bailey is a director and the president of The Erie County Investment Company and Geoffrey Bailey is a director and the executive vice president of Erie County Investment Company. David Bailey and Geoffrey Bailey disclaim beneficial ownership of the shares of Good Times Restaurants common stock held by The Bailey Company and Erie County Investment Company. See footnote (2) below.

(2) Includes 821,512 shares held of record by The Bailey Company and 41,780 shares held of record by Erie County Investment Company. Paul Bailey is the principal owner of Erie County Investment Company and may be deemed the beneficial owner of shares held by Erie County Invement Company and The Bailey Company. Paul Bailey disclaims beneficial ownership of the shares held by Erie County Investment and The Bailey Company. Paul T. Bailey is the father of David
E. and Geoffrey R. Bailey.

(3) Includes an aggregate of 24,296 shares held in trust for the benefit of Mr. James.

(4)     Includes 6,000 shares underlying presently exercisable stock options.

(5)     Includes 7,000 shares underlying presently exercisable stock options.

(6)     Includes 43,929 shares underlying presently exercisable stock options.

(7)     Includes 13,361 shares underlying presently exercisable stock options.

(8) Does not include shares held beneficially by The Bailey Company and The Erie County Investment Co. If such shares were included, the number of shares beneficially held by all officers and directors as a group would be 1,136,175 and the percentage of class would be 51.1%.

    All shares held by the officers, directors and principal shareholders listed above are "restricted securities" or "control securities" and as such are subject to limitations on resale. The shares may be sold pursuant to Rule 144 under certain circumstances.

                     DIRECTORS AND EXECUTIVE OFFICERS
                            ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven (7) members: Geoffrey R. Bailey, Dan W. James, Boyd E. Hoback, Richard J. Stark, Thomas P. McCarty, Alan
A. Teran and David E. Bailey. The Board proposes that the seven current directors, listed below as nominees, be re-elected as directors of the Good Times Restaurants, to hold office until the next annual meeting of shareholders and until such director's successor is duly elected and qualified. Each nominee has consented to be named as a nominee and, to the present knowledge of the Good Times Restaurants, is willing to serve as a director, if elected. Should any of the nominees not remain a candidate at the end of the Annual Meeting (a situation which is not expected), proxies with respect to which no contrary direction is made will be voted in favor of those who remain as candidates and may be voted for substitute nominees.

     The director nominees and executive officers of Good Times Restaurants are as follows:

                                                              Date Began With
Name                   Age      Positions                     Company
----                   ---      ---------                     ---------------

Geoffrey R. Bailey     48       Chairman of the Board          October 1996

Dan W. James, II       52       Director                       August 1989

Boyd E. Hoback         44       President, Chief Executive     September 1987
                                Officer and Director

Richard J. Stark       59       Director                       July 1990

Thomas P. McCarty      46       Director                       April 1994

Alan A. Teran          54       Director                       April 1994

David E. Bailey        44       Director                       October 1996

Robert D. Turrill      51       Vice President of Marketing    October 1990

Scott G. LeFever       41       Vice President of Operations   September 1987

___________________

     This paragraph sets forth certain background information about Good Times Restaurants and its affiliates, which information is necessary to fully understand the following executive officer and director descriptions.
Good Times Restaurants was formed in 1987 and is now the parent company for Good Times Drive Thru Inc., a wholly owned subsidiary which is engaged in the business of developing, owning, operating and franchising restaurants under the name Good Times Drive Thru Burgers(sm). Round the Corner Restaurants, Inc. was established in 1968 and developed a chain of sit-down gourmet hamburger restaurants. In 1986, Round the Corner Restaurants, then a closely held corporation, formed Good Times Drive Thru to develop the Good Times' concept and business and in 1988 Round the Corner Restaurants distributed Good Times Drive Thru stock to its shareholders after which Good Times Drive Thru operated as an independent company. Between 1990 and 1993, Good Times Restaurants, Good Times Drive Thru and Round the Corner Restaurants entered into a series of transactions (including the merger of Good Times Restaurants with Good Times Drive Thru and Round the Corner Restaurants) resulting in Good Times Drive Thru and Round the Corner Restaurants becoming wholly owned subsidiaries of Good Times Restaurants. On September 30, 1995, Good Times Restaurants sold 100% of the stock of Round the Corner Restaurants. As a result of underperforming restaurants and other financial difficulties, Round the Corner Restaurants subsequently filed for Chapter 11 bankruptcy protection in October 1996 (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS-Round the Corner Restaurants").

     GEOFFREY R. BAILEY, CHAIRMAN. Mr. Bailey is a director and executive vice president of The Erie County Investment Co. He is responsible for the operations and development of 64 Arby's restaurants owned by The Bailey Company, a 99% owned subsidiary of Erie. Mr. Bailey is a graduate of the University of Denver with a Bachelor's Degree in Business Administration.
He joined the Erie County Investment Co. in 1979 and became Chairman of the Board of Good Times Restaurants in October 1996.

     DAN W. JAMES, II, DIRECTOR. Mr. James became a Director of Good Times Restaurants on December 18, 1990 and served as Chairman from December 16, 1992 to October 1, 1996. He is also a Director of Good Times Drive Thru. Mr. James is one of the co-founders of Round the Corner Restaurants and served as a Director of Round the Corner Restaurants from 1968 until 1992. Mr. James devotes the majority of his time to the management of private investments.

     BOYD E. HOBACK, PRESIDENT, CEO AND DIRECTOR. Mr. Hoback had served as Vice President, Chief Operating Officer and Treasurer of Good Times Restaurants since December 18, 1990, and as a Director since February 1992. Mr. Hoback held similar positions with Good Times Drive Thru from its inception in December 1986. On December 16, 1992, Mr. Hoback was elected President and Chief Executive Officer of Good Times Restaurants. He is also Chairman of the Board of Directors, President and Chief Executive Officer of Good Times Drive Thru.
Prior to assuming his positions with Drive Thru, Mr. Hoback served as Executive Vice President of Finance and Development of Round the Corner Restaurants since 1983.

     RICHARD J. STARK, DIRECTOR. Mr. Stark is President of Boulder Asset Management, a firm advising several large individual investors. Prior to forming Boulder Asset Management in 1984, Mr. Stark served as Chief Investment Officer of InterFirst Investment Management in Dallas. Previously he was responsible for all individual money management at Standard & Poor's/Intercapital in New York.

    THOMAS P. MCCARTY, DIRECTOR. Mr. McCarty has spent the last 26 years in the food service industry including eleven years owning and operating his own group of restaurants, working for a major food service distributor, working for and eventually owning a real estate brokerage company which specialized in restaurant real estate and consulting, and he was recently the vice president for development of Rock Bottom Restaurants, Inc. Mr. McCarty has a B.S. in Accounting and a B.S. in Journalism from the University of Colorado.

     ALAN A. TERAN, DIRECTOR. Mr. Teran has spent the past 26 years working in the restaurant industry, including serving as president of Cork & Cleaver. He was one of the first franchisees of Le Peep Restaurants. Mr. Teran is also a Director of Boulder Valley Bank and Trust and Morton's Restaurant Group, which is the operator of Morton's Steak Houses and Bertolini's. Mr. Teran graduated from the University of Akron in 1968 with a degree in business.

     DAVID E. BAILEY, DIRECTOR. Mr. Bailey is a director and President of The Erie County Investment Co., of which The Bailey Company is a 99% owned subsidiary. He is also the president of InverWest Development Corporation, a subsidiary of The Erie County Investment Co. Mr. Bailey is responsible for managing the day to day operations of The Erie County Investment Co. and its subsidiaries with primary focus on their real estate and energy businesses. He received his Bachelor of Finance Degree from the University of Colorado and his Masters Degree in Business Administration in Construction Management and Real Estate from the University of Denver in 1993. Mr. Bailey joined The Erie County Investment Co. in 1980 and became a Director of Good Times Restaurants in October 1996.

     ROBERT D. TURRILL, V.P. OF MARKETING. Mr. Turrill has been involved in all phases of operations with direct responsibility for menu development, purchasing and cost control, research and multi-media advertising for Round the Corner Restaurants. Subsequent to the merger of Good Times Restaurants and Round the Restaurants in 1992, Mr. Turrill devoted a portion of his time to the development of a marketing program for Good Times Drive Thru. As Good Times Drive Thru continued to expand, Mr. Turrill's time devoted to Good Times Drive Thru increased significantly. Therefore, Mr. Turrill was transferred from Round the Corner Restaurants to the newly created Company position of Vice President of Marketing, effective October 1, 1994. Mr. Turrill is also a principal in Great Burgers, Inc., the franchisee of the Round the Corner Restaurants food court in Dallas, Texas.

     SCOTT G. LEFEVER, V.P. OF OPERATIONS. Mr. LeFever has been involved in all phases of operations with direct responsibility for unit service performance, personnel and cost controls. Mr. LeFever was Director of Operations for Round the Corner Restaurants from 1983 to 1987. He then became Director of Operations for Good Times Drive Thru from 1987 to 1992 during which time he helped develop the Good Times Drive Thru operating systems. Mr. LeFever was reassigned to the position of Good Times Drive Thru's Vice President of Operations in August 1995 and devotes his time to the operational management of Good Times Drive Thru.
Mr. LeFever is also a principal in Great Burgers, Inc.

     Officers serve at the discretion of the board of directors. Good Times Restaurants does not currently have a nominating committee of the board of directors or committees performing similar functions. Good Times Restaurants does however have a compensation committee and an audit committee of the board of directors, both of which consist of Mr. Stark, Mr. Teran, Mr. McCarty and Geoffrey Bailey and the audit committee also includes Mr. Hoback. A majority of the directors in both committees are independent directors. Members of the compensation and audit committees each receive $100 per meeting attended, however where both compensation and audit committee meetings are held at the same gathering only $100 is paid to each attendee with respect to such gathering.

     There are no family relationships among the directors or executive officers except for Geoffrey Bailey and David Bailey, who are brothers and principals of The Bailey Company, a franchisee and joint venture partner of Good Times Restaurants. David Bailey is also a director and the president and Geoffrey Bailey is a director and the executive vice president of The Erie County Investment Co., which owns 99% of The Bailey Company. There are no arrangements or understandings between any director and any other person pursuant to which that director was elected except for David Bailey and Geoffrey Bailey who were elected of the board of directors pursuant to the Series A Convertible Preferred Stock Purchase and Sale Agreement (see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTION - The Bailey Company").

     Five meetings of the board of directors, one meeting of the compensation committee and one meeting of the audit committee (including regularly scheduled and special meetings) were held during the last full fiscal year. No member of the board of directors attended fewer than 75% of the meetings.
Each non-employee director receives $300 for each board of directors meeting attended.

COMPLIANCE WITH SECTION 15(A) OF THE EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires Good Times Restaurants' officers and directors, and persons who own more than ten percent of any registered class of any Good Times Restaurants equity security, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Good Times Restaurants with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Good Times Restaurants believes that during the fiscal year ended September 30, 1999, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with on a timely basis.


                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table shows all cash compensation paid by Good Times Restaurants or any of its subsidiaries, as well as other compensation paid or accrued during the fiscal years indicated, to the Chief Executive Officer of Good Times Restaurants as of the end of the last fiscal year (the "Named Executive Officer"). No other executive officer of Good Times Restaurants received an annual salary and bonus for such periods in excess of $100,000.

                         Summary Compensation Table
                         __________________________
                                                              Long-Term
                             Annual Compensation             Compensation
                             ___________________             ____________
Name                                                      Shares      Other(6)
& Principal    Fiscal                     Other Annual    Underlying  (Common
Position        Year   Salary    Bonus(1) Compensation(2) Options     Stock)
___________    ______  ______    _______  ______________  __________  _______
Boyd E. Hoback  1999  $112,500   12,000      $10,000       51,000(3)    335
President & CEO 1998  $110,000     -0-       $10,000       40,800(4)    810
                1997  $110,000     -0-       $10,000        8,800(5)    827

______________

(1) The Board of Directors approved a bonus plan for Mr. Hoback that was contingent upon certain performance criteria. The plan provides for a bonus of up to 30% of salary for Mr. Hoback.
(2)     Consists of an officers expense allowance.
(3) Consists of incentive stock options to purchase 39,951 shares and non-statutory stock options to purchase 11,049 shares.
(4) Consists of incentive stock options to purchase 30,880 shares and non-statutory stock options to purchase 9,920 shares.
(5)     Consists of incentive stock options that were cancelled.
(6)     Consists of 401(k) stock grants to match 25% employee contribution.

STOCK OPTIONS

     On April 23, 1992, the board of directors adopted an incentive stock option plan (the "1992 ISO Plan"), as amended on March 31, 1994, covering 150,000 shares of Good Times Restaurants common stock and a non-statutory stock option plan (the "1992 NSO Plan") as amended on March 31, 1994, covering 60,000 shares of common stock. The 1992 ISO Plan and 1992 NSO Plan have been subsequently amended to increase the authorized number of shares under the 1992 ISO Plan to 525,000 and the authorized number of shares under the 1992 NSO Plan to 125,000.

     The employees of Good Times Restaurants who in the judgment of the board of directors are primarily responsible for the management, promotion and protection of the interests of Good Times Restaurants are eligible to be granted options under the 1992 ISO Plan. As of September 30, 1999 there were approximately 34 employees who were eligible to be granted options under the 1992 ISO Plan, all of whom have been granted options thereunder. Key employees, directors of Good Times Restaurants and such other persons who in the judgment of the board of directors of Good Times Restaurants are primarily responsible for the promotion and protection of the interests of Good Times Restaurants are eligible to be granted options under the 1992 NSO Plan. Only members of the board of directors and certain officers of Good Times Restaurants have been granted options under the 1992 NSO Plan. All options granted under either plan are exercisable at prices not less than the fair market value of the common stock on the date of grant. The plans are administered by the board of directors or a committee of two or more directors, as determined by the board of directors. The terms of the options granted may not exceed ten years with respect to the 1992 ISO Plan and five years with respect to the 1992 NSO Plan.

     All options are non-transferable other than by will or by the laws of descent and distribution and may be exercised during the optionee's lifetime only by the optionee.

     The following table shows the stock option grants during the fiscal year ended September 30, 1999 to the Named Executive Officer. 43,929 options are fully vested as of September 30, 1999.



             INDIVIDUAL OPTION GRANTS IN LAST FISCAL YEAR
                           (Individual Grants)

                    Number of          Percent of total
                    shares             options
                    underlying         granted to      Exercise
                    options            employees in    price       Expiration
Name                granted (#)        fiscal year     ($/Sh)      date
____                ___________        ___________     ______      __________

Boyd E. Hoback       9,590              13.22%         $2.31       10/01/2008
                    30,361              41.82%         $3.50       10/01/2008
                    11,049              11.47%         $2.31       10/01/2003

OPTIONS EXERCISES AND VALUES

     The Named Executive Officer did not exercise any stock options during the last fiscal year. The fiscal year end value of unexercised options follows:


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                             AND FY-END OPTION VALUES

                                                               Value of
                                             Number of         unexercised in-
                                             unexercised       the-money
                                             options at        options at
              Shares                         FY-end (#)        FY-end ($)
              acquired         Value         exercisable/      exercisable/
Name          on exercise(#)   realized ($)  unexercisable     unexercisable
__________    _____________    ___________   _____________     _____________

Boyd E. Hoback     -0-           $-0-        43,929/47,871    29,555/12,766(1)


(1) Based on the closing bid price for Good Times Restaurants common stock as reported on the Nasdaq SmallCap Market System at September 30, 1999 of $3.125 per share.

COMPENSATION COMMITTEE POLICIES

    In order to retain and motivate executive officers and additional executive talent, the Compensation Committee seeks to maintain compensation programs competitive with those provided by leading companies in the multi-unit restaurant business with similar business focus and dynamics as Good Times Restaurants. The Committee has adopted a compensation strategy to provide (1) base salaries which are competitive but not above industry averages,
(2) above-average total annual cash opportunities, through incentives based on operating results, (3) significant long-term incentives based on stock appreciation, and (4) other benefits for executives which are competitive but not above industry norms. The primary components of the executive compensation package consist of base salary, annual incentive bonus awards and stock option awards as follows:

     BASE SALARY. In reviewing each executive officer's base salary, the Compensation Committee takes into consideration the executive officer's responsibilities and performance, salaries for comparable positions at other companies, and fairness issues relating to pay for other Company executives. In making salary recommendations or decisions, the committee exercises its discretion and judgment based on those factors.

     INCENTIVE BONUS AWARDS. Good Times Restaurants has an incentive bonus plan which covers all of the executive officers. The plan is subject to annual amendment at the discretion of the Compensation Committee. The Compensation Committee measures the performance of Good Times Restaurants against an annual business plan prepared by management and reviewed and approved by the Board of Directors. The Committee has the discretion whether and in what amounts to award any incentive bonuses based on individual performance, unusual business factors, other mitigating factors and performance against the annual plan.

     STOCK OPTION GRANTS. Employees selected by the Compensation Committee may receive an annual grant of stock options under the 1992 ISO Plan or 1992 NSO Plan (but typically under the 1992 ISO Plan) to purchase shares of common stock. Officers' annual grants are computed by (1) dividing the officer's annual salary and bonus by the current market price of the common stock and
(2) multiplying that amount by a factor ranging from zero to two. The Committee may also grant special stock option awards to new members of management and for existing members of management at their discretion.

     Mr. Hoback entered into an employment agreement with Good Times Restaurants in May, 1996 that provides for his employment as president and chief executive officer for three years from the date of the agreement at a minimum salary of $110,000 per year, terminable by Good Times Restaurants only for cause. The agreement is renewable annually by the Board of Directors and is under review for extension through September 2001.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Drive Thru and RTC historically have been under-capitalized and have found it difficult to obtain required financing without the assistance of certain of their officers and directors, primarily in the form of guarantees of payment of restaurant leases by Mr. James and a former director of Good Times Restaurants. These principally involved obligations of RTC. Neither Mr. James nor the former director receive any compensation in connection with these guarantees. While none of the related party transactions may be deemed to have been negotiated at arms' length, all such transactions were approved by the independent members of the RTC Board of Directors and, in the opinion of Company management, all such transactions were fair and are upon terms which were at least as favorable as could have been obtained from independent third parties. To the extent that Mr. James and the former director continue to be guarantors of such obligations, Good Times Restaurants has agreed to indemnify each of them from any losses that they may incur resulting from such guarantees.

THE BAILEY COMPANY

     On May 31, 1996, Good Times Restaurants entered into a Series A Convertible Preferred Stock Purchase Agreement with The Bailey Company for the purchase by The Bailey Company of one million shares of Series A Convertible Preferred Stock. The aggregate purchase price for such shares was $1 million. Good Times Restaurants used the funds received for the development of additional Good Times restaurants. So long as The Bailey Company holds two-thirds of the Series A Convertible Preferred Stock and/or the common stock acquired by the conversion thereof (i) The board of directors may not authorize the issuance of additional shares of preferred stock without the concurrence of The Bailey Company and (ii) The Bailey Company has the right to elect two directors to the board of directors, one of which has the right to serve as Chairman of the Board. David
E. Bailey and Geoffrey R. Bailey are the current directors elected by The Bailey Company to the board of directors, and Geoffrey R. Bailey serves as Chairman of the Board. David E. Bailey is the president and a director and Geoffrey R. Bailey is the executive vice president and a director of The Erie County Investment Co. which owns 77% of The Bailey Company and should be deemed the beneficial owner of all Good Times Restaurants capital stock held by The Bailey Company.

     Effective August 31, 1998, The Bailey Company converted all one million shares of Series A Convertible Preferred Stock into 426,667 shares of common stock pursuant to the applicable conversion ratio as extended by the board of directors in consideration for The Bailey Company's agreement to guarantee certain loans to Good Times Restaurants. On September 25, 1998 The Bailey Company and The Erie County Investment Co. entered into an agreement with Good Times Restaurants pursuant to which The Bailey Company and The Erie County Investment Co. have agreed to guarantee certain loans to Good Times Restaurants up to the aggregate principal amount of $8,700,000, but not at any one time to exceed $6 million. Good Times Restaurants is obligated to pay The Bailey Company and The Erie County Investment Co. quarterly percentage fees for their guarantees based upon the average outstanding principal and interest of loans guaranteed by them during each calendar quarter. Such fees are payable by Good Times Restaurants either in cash at the rate of .5% or in shares of Good Times Restaurants common stock at the rate of .75%. Any common stock so issued is entitled to registration rights to the same extent that the common stock issued upon conversion of the Series A Convertible Preferred Stock is entitled pursuant to a Registration Rights Agreement dated May 31, 1996 between Good Times Restaurants and The Bailey Company.

     On March 12, 1997 Good Times Restaurants and The Bailey Company formed a limited partnership, which is owned 50% by each entity, to own and operate Good Times Drive Thru Burgers(sm) Restaurants. Good Times Restaurants is the general partner and The Bailey Company is a limited partner of the limited partnership. Currently, the limited partnership owns one restaurant located in Fort Collins, Colorado.

     On April 1, 1998 Good Times Restaurants moved its corporate headquarters to a building which is owned by The Bailey Company and in which The Bailey Company also has its corporate headquarters. Good Times Restaurants signed a twelve month lease which includes two one-year extension options with The Bailey Company at a competitive market rate. The lease covers 3,356 square feet of office space.

    The Bailey Company is also the owner of two franchised Good Times Drive Thru Burgers(sm) Restaurants which are located in Thornton and Loveland, Colorado.

ROUND THE CORNER RESTAURANTS

    In October 1996 Round the Corner Restaurants filed for Chapter 11 bankruptcy protection. Good Times Restaurants was Round the Corner Restaurants' only secured creditor and held a lien on the assets of a profitable Round the Corner Restaurants restaurant. In August 1997, Good Times Restaurants entered into a settlement agreement with Round the Corner Restaurants to settle all claims and differences between them. The settlement agreement provided for the payment to Good Times Restaurants from Round the Corner Restaurants of $300,000 and for the assignment to Good Times Restaurants of the two Round the Corner Restaurants restaurant leases which are guaranteed by Good Times Restaurants. Good Times Restaurants has the right to operate the restaurants without charge under the "Round the Corner Restaurants" name. The settlement agreement was approved by the Bankruptcy Court on December 19, 1997 and Good Times Restaurants was subsequently paid the $300,000 settlement amount. Good Times Restaurants has recorded an accumulated loss of $567,000 in connection with the Round the Corner Restaurants bankruptcy.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has selected Hein + Associates as the independent certified public accountants to audit the financial statements of Good Times Restaurants for its 2000 fiscal year. Hein + Associates has served as Good Times Restaurants' independent accountants since inception and is familiar with its business and financial procedures. To the knowledge of management, neither such firm nor any of its members has any direct or material indirect financial interest in Good Times Restaurants nor any connection with Good Times Restaurants in any capacity otherwise than as independent accountants.

     A representative of Hein + Associates is expected to be present at the annual meeting to answer appropiate questions and will be afforded an opportunity to make a statement regarding the financial statements.

                         FUTURE SHAREHOLDER PROPOSALS

     Any Good Times Restaurants shareholder proposal for the annual meeting of shareholders in 2001 must be received by the Good Times Restaurants by August 15, 2000 for the proposal to be included in the Good Times Restaurants proxy statement and form of proxy for that meeting. If notice of a proposal for which a shareholder will conduct his or her own proxy solicitation is not received by Good Times Restaurants by November 1, 2000, proxies solicited by the Good Times Restaurants board of directors may use their discretionary authority when the matter is raised at the meeting, without including any discussion of the matter in the proxy statement.

                                OTHER MATTERS

     The board of directors does not know of any other matters to be brought before the annual meeting. If any other matters not mentioned in this proxy statement are properly brought before the annual meeting, the individuals named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS
December 17, 1999




                         GOOD TIMES RESTAURANTS INC.
                             601 Corporate Circle
                            Golden, Colorado 80401

                                     PROXY

This Proxy is Solicited by the Board of Directors For the Annual Meeting of Shareholders on January 20, 2000.

     The undersigned hereby appoints Boyd E. Hoback, with power of substitution, as proxy for the undersigned to vote all shares of Good Times Restaurants common stock which the undersigned is entitled to vote at the annual meeting of the shareholders to be held on January 20, 2000, and at any reconvened meeting after any adjournment thereof, as directed below and at his discretion on any other matters that may properly be presented at the meeting.

    Election of Directors: Management has nominated the following seven persons to stand for election. The Good Times Restaurants Board of Directors recommends a vote "For" all of the nominated directors. To date no one has been nominated by anyone other than management.

Nominees: Geoffrey R. Bailey, Dan W. James, Boyd E. Hoback, Richard J. Stark, Thomas P. McCarty, Alan A. Teran and David E. Bailey:

                       For all                       Withheld for All
                       [     ]                            [     ]

     Withheld for the following only (write the nominees name(s) in the space below):

______________________________________________________________________________

     This proxy when properly executed will be voted in the manner directed by the undersigned.

     If this proxy is properly executed but no voting direction is given, this proxy will be voted "For" all nominees.

     This proxy also confers discretionary authority to the proxy to vote on any other matters that may properly be presented at the meeting. As of the date of the accompanying proxy statement, Good Times Restaurants management did not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, this proxy will be voted in accordance with the recommendations of Good Times Restaurants management.

     Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership or limited liability company, please sign in such name by an authorized person.

    Please complete, date and sign this proxy card and return it promptly in the accompanying envelope.


Shares Owned:________________                Dated:______________

_____________________________                _________________________________
Signature of Shareholder                     Signature if held jointly
(Sign exactly as name appears
 on certificate)